Exhibit 21.1

Subsidiaries of the Company

Name	Country of Incorporation	Doing Business As
Alimentos Cañuelas Chile S.P.A.	Chile	Alimentos Cañuelas Chile
Cañuelas Chile S.P.A.	Chile	Cañuelas Chile
Cañuelas S.A.	Uruguay	Cañuelas
Empresa de Alimentos Cañuelas S.R.L.	Bolivia	Empresa de Alimentos Cañuelas
Empresa de Servicios MOLCA S.R.L.	Bolivia	Empresa de Servicios MOLCA
Finexcor S.R.L.	Argentina	Finexcor
Meats S.R.L.	Argentina	Meats
Megaseed S.A.	Argentina	Megaseed
Moinho Canuelas S.A.	Brazil	Moinho Canuelas
Molino Cañuelas Uruguay S.A.	Uruguay	Molino Cañuelas
Molino Americano S.A.	Argentina	Molino Americano
Molinos Florencia S.A.	Argentina	Molinos Florencia
Molinos Puntanos S.A.	Argentina	Molinos Puntanos
Molisur S.A.	Argentina	Molisur
Southern Multinvest S.R.L.	Argentina	Southern Multinvest